Exhibit 99.1

Ventrus Biosciences Announces Pricing of Its Underwritten Registered Offering of Common Stock

NEW YORK, July 14, 2011 (GLOBE NEWSWIRE) -- Ventrus Biosciences, Inc. (Nasdaq:VTUS), a pharmaceutical company focused on developing and commercializing gastrointestinal products, today announced the pricing of its underwritten registered offering of 4,500,000 shares of its common stock at a price to the public of $10.00 per share.  Ventrus also has granted the underwriters a 30-day option to purchase up to an additional 675,000 shares to cover over-allotments, if any.

Leerink Swann LLC and Lazard Capital Markets LLC are acting as joint book-running managers for the offering.  National Securities Corporation and Rodman & Renshaw, LLC are acting as co-managers.

The offering of these securities will be made only by means of a prospectus.  A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the prospectus relating to the offering may be obtained by contacting Leerink Swann LLC, 37th Floor, One Federal Street, Boston, MA 02110, Attn: Syndicate Department, or by calling (800) 808-7525, Ext. 4814, or Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020, or by calling (800) 542-0970.

About Ventrus

Ventrus is a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders.

CONTACT:	Ventrus Biosciences, Inc.
David Barrett
646-706-5208
dbarrett@ventrusbio.com

Source: Ventrus Biosciences